================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A

                                AMENDMENT NO. 1
                                       TO
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)           APRIL 1, 1998

                             CKE RESTAURANTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

          DELAWARE                        1-13192                      33-0602639
(STATE OR OTHER JURISDICTION         (COMMISSION FILE               (I.R.S. EMPLOYER
     OF INCORPORATION)                    NUMBER)                IDENTIFICATION NUMBER)


             1200 NORTH HARBOR BOULEVARD, ANAHEIM, CALIFORNIA 92801
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (714) 774-5796
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On February 19, 1998, CKE Restaurants, Inc. ("CKE" or the "Company") signed a definitive Stock Purchase Agreement with Advantica Restaurant Group, Inc. and Spartan Holdings, Inc. regarding a proposed transaction pursuant to which CKE agreed to purchase from Spartan Holding, Inc. all of the issued and outstanding shares of common stock of Flagstar Enterprises, Inc. ("FEI"), an Alabama corporation and its subsidiaries.

     On April 1, 1998, CKE acquired FEI from Advantica's subsidiary, Spartan Holdings, Inc. for a purchase price of approximately $381.7 million in cash (which includes miscellaneous expenses paid to Advantica) and the assumption of approximately $46 million in certain liabilities (the "FEI Acquisition"). Such purchase price is subject to adjustment based on changes in the acquired corporation's working capital. FEI was the largest franchisee in the Hardee's system, previously operating 557 Hardee's restaurants, located primarily in the Southeastern United States.

     The FEI Acquisition was financed by (i) a $197.2 million private placement of six-year convertible subordinated notes due 2004, with a 4.25 percent coupon, which generated net cash proceeds of $192.3 million (the "Notes") and (ii) borrowings of $189.4 under the Company's amended Senior Credit Facility.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired. The following financial statements of Flagstar Enterprises, Inc. and Subsidiary and Hardee's Food Systems, Inc. are included in this Current Report:

                                                              PAGE
                                                              ----
FLAGSTAR ENTERPRISES, INC.:
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-3
Statements of Consolidated Operations for each of the years
  in the three-year period ended December 31, 1997..........   F-5
Statements of Consolidated Cash Flows for each of the years
  in the three-year period ended December 31, 1997..........   F-6
Notes to Consolidated Financial Statements..................   F-7
HARDEE'S FOOD SYSTEMS, INC.:
Combined Balance Sheets as of December 31, 1996 and July 15,
  1997 (unaudited)..........................................  F-22
Combined Statements of Operations for the twenty-six weeks
  ended June 30, 1996 and the twenty-eight weeks ended July
  15, 1997 (unaudited)......................................  F-24
Combined Statements of Shareholder's Equity for the year
  ended December 31, 1996 and the twenty-eight weeks ended
  July 15, 1997 (unaudited).................................  F-25
Combined Statements of Cash Flows for the twenty-six weeks
  ended June 30, 1996 and the twenty-eight weeks ended July
  15, 1997 (unaudited)......................................  F-26
Notes to Combined Financial Statements (unaudited)..........  F-27

     (b) Pro Forma Financial Information. The following unaudited pro forma combined condensed financial information is based upon the historical consolidated financial statements of the Company and has been prepared to illustrate the effects of both the FEI Acquisition and the Company's acquisition of Hardee's.

     The unaudited pro forma combined condensed balance sheet as of January 26, 1998 gives effect to the FEI Acquisition and certain related transactions, the application of the estimated net proceeds from the sale of the Notes and borrowings under the amended Senior Credit Facility to finance the FEI Acquisition, as if all such transactions had been completed on January 26, 1998 and was prepared based upon the consolidated balance sheet of the Company as of January 26, 1998 and the consolidated balance sheet of FEI as of December 31, 1997.

     The unaudited pro forma combined condensed statement of operations for the fiscal year ended January 26, 1998 gives effect to the transactions described above and the Company's acquisition of Hardee's and certain related transactions as if all such transactions had been completed on January 28, 1997. The unaudited pro forma combined condensed statement of operations for the fiscal year ended January 26, 1998 was prepared based upon the consolidated statements of income of the Company for the fiscal year ended January 26, 1998, which include the results of operations of Hardee's for the period from July 15, 1997 to January 26, 1998, the combined statements of operations of Hardee's for the 28 weeks ended July 15, 1997 (the "Hardees Combined Interim Financial Statements"), and the statement of consolidated operations of FEI for the year ended December 31, 1997.

     The unaudited pro forma combined condensed financial information is provided for comparative purposes only and is not indicative of the results of operations or financial position of the combined companies that would have occurred had the Company's acquisitions of Hardee's and FEI occurred at the beginning of the period presented or on the date indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances. The unaudited pro forma combined condensed financial information and the related notes thereto should be read in conjunction with the Company's consolidated financial statements, the combined financial statements of Hardee's and the consolidated financial statements of FEI, and the related notes, which are listed in item 7(a) above. In addition, the unaudited pro forma combined condensed financial information does not reflect certain cost savings that management believes may be realized following both the FEI Acquisition and the Company's acquisition of Hardee's. These savings are expected to be realized primarily through the rationalization of Hardee's and FEI's operations and implementation of the Company's management practices. Additionally, the Company believes the FEI Acquisition and the acquisition of Hardee's will enable it to continue to achieve economies of scale, such as enhanced purchasing power.

     The FEI Acquisition will be accounted for, and the acquisition of Hardee's was accounted for, using the purchase method of accounting. Accordingly, the Company's cost to acquire FEI will be allocated to the assets acquired and liabilities assumed according to their estimated fair values as of the date of the FEI Acquisition after giving effect to the purchase price adjustments required by the Stock Purchase Agreement. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase allocation adjustments made in connection with the preparation of the unaudited pro forma combined condensed financial information are preliminary, and have been made solely for the purpose of preparing such unaudited pro forma combined condensed financial information; however, no material effect on the statements of operations is anticipated.

                             CKE RESTAURANTS, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF JANUARY 26, 1998
                             (DOLLARS IN THOUSANDS)

                                                                        HISTORICAL
                                                         -----------------------------------------
                                                             CKE            FEI
                                                         JANUARY 26,    DECEMBER 31,                   PRO FORMA       PRO FORMA
                                                            1998            1997         COMBINED     ADJUSTMENTS       COMBINED
                                                         -----------    ------------    ----------    -----------      ----------
Current assets:
  Cash and cash equivalents............................   $ 30,382        $  4,622      $   35,004     $(16,839)A,C    $   18,165
  Accounts and notes receivable........................     27,317             719          28,036          (27)C          28,009
  Related party receivables............................      1,171              --           1,171                          1,171
  Deposits toward future payments obligations..........         --          11,459          11,459      (11,459)C              --
  Inventories..........................................     17,024           7,009          24,033                         24,033
  Other current assets and prepaid expenses............     16,262           1,872          18,134         (847)C          17,287
                                                          --------        --------      ----------     --------        ----------
    Total current assets...............................     92,156          25,681         117,837      (29,172)           88,665
Property and equipment, net............................    627,026         290,622         917,648                        917,648
Property under capital leases, net.....................     47,528          32,619          80,147                         80,147
Long-term investments..................................     48,089              --          48,089                         48,089
Notes receivable.......................................     11,162              --          11,162                         11,162
Related party receivables..............................      7,626              --           7,626                          7,626
Costs in excess of net assets of businesses acquired,
  net..................................................     95,744              --          95,744      130,843E          226,587
Franchise rights, net..................................         --          11,607          11,607      (11,607)D              --
Deferred financing costs, net..........................      4,093          12,205          16,298       (2,307)F          13,991
Other assets...........................................     23,944           1,956          25,900                         25,900
                                                          --------        --------      ----------     --------        ----------
         Total assets..................................   $957,368        $374,690      $1,332,058     $ 87,757        $1,419,815
                                                          ========        ========      ==========     ========        ==========
Current liabilities:
  Current portion of long-term debt....................   $ 15,812        $  9,140      $   24,952     $ (4,140)A,C    $   20,812
  Current portion of capital lease obligations.........      5,499           3,874           9,373                          9,373
  Accounts payable.....................................     60,303          14,456          74,759         (247)C          74,512
  Deferred income taxes, net...........................      5,675              --           5,675                          5,675
  Other current liabilities............................     89,195          63,897         153,092      (53,521)G          99,571
                                                          --------        --------      ----------     --------        ----------
    Total current liabilities..........................    176,484          91,367         267,851      (57,908)          209,943
Long-term debt.........................................    138,793         454,396         593,189      (77,673)A,C       515,516
Capital lease obligations..............................     56,801          41,339          98,140                         98,140
Other long-term liabilities............................     86,778           9,022          95,800        1,904H           97,704
Deferred income taxes, net.............................         --          21,721          21,721      (21,721)C              --
Deferred gain..........................................         --          14,133          14,133      (14,133)I              --
                                                          --------        --------      ----------     --------        ----------
         Total liabilities.............................    458,856         631,978       1,090,834     (169,531)          921,303
Stockholders' equity (deficit).........................    498,512        (257,288)        241,224      257,288B          498,512
                                                          --------        --------      ----------     --------        ----------
         Total liabilities and stockholders' equity....   $957,368        $374,690      $1,332,058     $ 87,757        $1,419,815
                                                          ========        ========      ==========     ========        ==========

   See accompanying notes to unaudited pro forma combined condensed financial information.

                             CKE RESTAURANTS, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE FISCAL YEAR ENDED JANUARY 26, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             HARDEE'S
                                                HISTORICAL    --------------------------------------     CKE &
                                                    CKE            28 WEEKS ENDED JULY 15, 1997         ADJUSTED
                                                JANUARY 26,   --------------------------------------    HARDEE'S     PRO FORMA
                                                   1998       HISTORICAL   ADJUSTMENTS(0)   ADJUSTED    COMBINED    ADJUSTMENTS
                                                -----------   ----------   --------------   --------   ----------   -----------
Total revenues................................  $1,149,659     $399,755       $(2,404)      $397,351   $1,547,010    $ (18,082)Q
Operating costs and expenses:
 Restaurant operations:
   Food and packaging.........................     314,412      114,674          (873)       113,801      428,213
   Payroll and other employee benefits........     311,612      127,213        (1,289)       125,924      437,536
   Occupancy and other expenses...............     206,436       79,823          (914)        78,909      285,345
   Royalties..................................          --           --            --             --           --
 Franchised and licensed restaurants..........      93,773       17,940            --         17,940      111,713
 Advertising expenses.........................      58,383       19,989          (971)        19,018       77,401
 General and administrative expenses..........      78,852       33,076            --         33,076      111,928          969J
                                                ----------     --------       -------       --------   ----------    ---------
                                                 1,063,468      392,715        (4,047)       388,668    1,452,136          969
Operating income (loss).......................      86,191        7,040         1,643          8,683       94,874      (19,051)
Interest expense..............................     (16,914)      (1,436)           --         (1,436)     (18,350)      (5,793)K,L
Other income (expense), net...................       7,363        4,280            --          4,280       11,643       (4,280)M
                                                ----------     --------       -------       --------   ----------    ---------
Income (loss) before income taxes.............      76,640        9,884         1,643         11,527       88,167      (29,124)
Income tax expense (benefit)..................      29,883           --            --             --       29,883       (6,266)N
                                                ----------     --------       -------       --------   ----------    ---------
Net income (loss).............................  $   46,757     $  9,884       $ 1,643       $ 11,527   $   58,284    $ (22,858)
                                                ==========     ========       =======       ========   ==========    =========
Net income per share - basic..................  $     1.10
                                                ==========
Weighted average shares outstanding - basic...      42,394
                                                ==========
Net income per common and common equivalent
 share - diluted..............................        1.07
                                                ==========
Common and common equivalent shares used in
 computing per share amounts - diluted........      43,747
                                                ==========

                                                                                FEI
                                                   CKE &      ----------------------------------------
                                                 HARDEE'S           YEAR ENDED DECEMBER 31, 1997
                                                 PRO FORMA    ----------------------------------------    PRO FORMA
                                                 COMBINED     HISTORICAL   ADJUSTMENTS(R)    ADJUSTED    ADJUSTMENTS
                                                -----------   ----------   --------------   ----------   -----------
Total revenues................................  $ 1,528,928    $546,268       $ (8,929)     $  537,339
Operating costs and expenses:
 Restaurant operations:
   Food and packaging.........................      428,213     179,417         (3,099)        176,318
   Payroll and other employee benefits........      437,536     177,176         (3,448)        173,728
   Occupancy and other expenses...............      285,345     109,318         (2,283)        107,035
   Royalties..................................           --      18,082           (341)         17,741     (17,741)Q
 Franchised and licensed restaurants..........      111,713          --             --              --
 Advertising expenses.........................       77,401      20,836           (362)         20,474
 General and administrative expenses..........      112,897      29,302           (436)         28,866       3,271E
                                                -----------    --------       --------      ----------    --------
                                                  1,453,105     534,131         (9,969)        524,162     (14,470)
Operating income (loss).......................       75,823      12,137          1,040          13,177      14,470
Interest expense..............................      (24,143)    (47,141)            --         (47,141)     16,180F,P
Other income (expense), net...................        7,363       6,430             --           6,430
                                                -----------    --------       --------      ----------    --------
Income (loss) before income taxes.............       59,043     (28,574)         1,040         (27,534)     30,650
Income tax expense (benefit)..................       23,617     (12,698)            --         (12,698)     13,945N
                                                -----------    --------       --------      ----------    --------
Net income (loss).............................  $    35,426     (15,876)      $  1,040      $  (14,836)   $ 16,705
                                                ===========    ========       ========      ==========    ========
Net income per share - basic..................
Weighted average shares outstanding - basic...
Net income per common and common equivalent
 share - diluted..............................                                                                    S
Common and common equivalent shares used in
 computing per share amounts - diluted........                                                                    S


                                                 CKE, FEI &
                                                  HARDEE'S
                                                 PRO FORMA
                                                  COMBINED
                                                ------------
Total revenues................................   $2,066,267
Operating costs and expenses:
 Restaurant operations:
   Food and packaging.........................      604,531
   Payroll and other employee benefits........      611,264
   Occupancy and other expenses...............      392,380
   Royalties..................................           --
 Franchised and licensed restaurants..........      111,713
 Advertising expenses.........................       97,875
 General and administrative expenses..........      145,034
                                                 ----------
                                                  1,962,797
Operating income (loss).......................      103,470
Interest expense..............................      (55,104)
Other income (expense), net...................       13,793
                                                 ----------
Income (loss) before income taxes.............       62,159
Income tax expense (benefit)..................       24,864
                                                 ----------
Net income (loss).............................   $   37,295
                                                 ==========
Net income per share - basic..................   $     0.72
                                                 ==========
Weighted average shares outstanding - basic...       51,565
                                                 ==========
Net income per common and common equivalent
 share - diluted..............................         0.74
                                                 ==========
Common and common equivalent shares used in
 computing per share amounts - diluted........       57,009
                                                 ==========

   See accompanying notes to unaudited pro forma combined condensed financial information.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

A.   The unaudited pro forma combined condensed balance sheet has been prepared to reflect the FEI Acquisition by the Company for an aggregate estimated purchase price of $381,723 (which includes miscellaneous expenses paid to Advantica and which is subject to adjustment) plus an estimated $12,678 in
     related fees and expenses, which were paid in cash. The
     total purchase price was financed as follows:
Senior Credit Facility....................................  $189,429
Estimated Net Proceeds of the Notes.......................   192,294
                                                            --------
Total.....................................................  $381,723
                                                            ========
     The current portion of the Senior Credit Facility has been increased from $15,000 to $20,000.
B.   The unaudited pro forma combined condensed balance sheet has been adjusted to eliminate the stockholder's deficit of FEI.
C.   To eliminate $4,161 of cash, $27 of receivables, $11,459 of deposits toward future payment obligations, $847 of prepaid expenses, $247 of accounts payables, $9,140 of the current portion of long-term debt, $454,396 of long-term debt and
     $21,721 of deferred income tax liabilities not assumed by
     the Company.
D.   To eliminate $11,607 of franchise rights that after the FEI
     Acquisition will have no value to the Company.
E.   To record $130,843 for the excess of consideration paid over the preliminary estimate of the fair value of net assets
     acquired, including $2,780 of estimated acquisition costs, to be amortized over 40 years, and to record goodwill
     amortization of $3,271 for the fiscal year ended January 26,
     1998.
F.   To eliminate $12,205 of deferred financing costs not assumed by the Company and to record $9,898 of debt issuance costs of which $4,968 is to be amortized over five years and
     $4,930 is to be amortized over six years. The amortization of debt issuance costs for the fiscal year ended January 26,
     1998 is $1,815.
G.   To eliminate $50,126 of current liabilities not assumed by the Company and to eliminate $3,395 of current deferred gain that is not transferable to the Company.
H.   To eliminate $54 of other long-term liabilities not assumed by the Company, to eliminate $1,042 of deferred gain on
     leases which are not transferable to the Company, to record estimated store closure reserves, at the net present value of the anticipated lease subsidy (excess of current rent
     over estimated sublease income, discounted at 10%), of
     $2,000 and to record $1,000 of additional vendor
     obligations.
I.   To eliminate $14,133 of deferred gain that is not
     transferable to the Company.
J.   To record goodwill amortization from the Hardee's
     acquisition of $969 for the 28 weeks ended July 15, 1997 for the excess of consideration paid over the estimate of the
     fair value of net assets acquired of $71,957, amortized over
     40 years.
K.   Included in the Company's January 26, 1998 balance sheet are debt issuance costs of $4,549 and $125 of annual debt
     administration fees. The $4,549 of debt issuance costs are amortized over six years. The amortization of debt issuance costs and administrative fees for the 28 weeks ended July
     15, 1997 is $476.
L.   To record interest expense of $5,317 for the 28 weeks ended
     July 15, 1997, using an estimated 7.375% interest rate, on borrowings of $133,885 under the Senior Credit Facility used to finance the Hardee's acquisition. A 0.125%
     increase/decrease in the estimated interest rate
     incrementally increases/decreases income before taxes by $90 for the 28 weeks ended July 15, 1997.
M.   To eliminate net management fee income of $4,280 received by
     Hardee's from FFM (a related party) during the 28 weeks
     ended July 15, 1997.
N.   To record the income tax effects of the pro forma
     adjustments and consolidation of the entities at a pro forma tax rate of 40.0%.

O. During the 28 weeks ended July 15, 1997, Hardee's sold or closed 128 restaurants, the revenues and expenses of which are included in the historical statements of operation of Hardee's. Adjustments in this column remove the operating results of these restaurants, as disclosed in Note 4 of Notes to Hardee's Combined Interim Financial Statements.
     Operating results for the 28 weeks ending July 15, 1997 included the reversal of a provision for closed stores of $7,746.
P. To record interest expense of $15,725 for the fiscal year ended January 26, 1998 on borrowings to finance the FEI
     Acquisition of $213,220 under the Senior Credit Facility, using an estimated 7.375% interest rate, and to record interest expense on the Notes of $8,382 for the fiscal year ended January 26, 1998, using an interest rate of 4.25%, net of historical interest expense of $42,102 for the fiscal year ended January 26, 1998, recorded by FEI on parent
     Company debt, which interest has been eliminated. A 0.125% increase/decrease in the estimated interest rate incrementally increases/decreases income before taxes by $513 for the fiscal year ended January 26, 1998.
Q. To eliminate royalty revenue earned by Hardee's of $18,082 and royalty expense paid by FEI of $17,741 for fiscal year ended January 26, 1998.
R.   During the year ended December 31, 1997, FEI sold or closed
     23 restaurants, the revenues and expenses of which are included in the historical statements of operations of FEI.
     Adjustments in this column remove the operating results of these restaurants, as disclosed in Note 14 of Notes to FEI's financial statements included elsewhere herein.
S. Net income per common and common equivalent share assumes the conversion of the Notes (at a conversion price of $48.204) to increase common and common equivalent shares use in computing per share amounts by 4,091 to 57,009 for the fiscal year ended January 26, 1998. Net income is also increased by $5,029 for the fiscal year ended January 26, 1998, for the reversal of the interest expense incurred on the Notes, tax effected at 40%.

     (c) Exhibits.

        Exhibit Number

            23.1   Consent of Deloitte & Touche LLP
            99A*   Press Release dated April 1, 1998

---------------
*  Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CKE RESTAURANTS, INC.

Date: June 12, 1998                       By: /s/ CARL A. STRUNK
                                            ------------------------------------
                                            Carl A. Strunk,
                                            Executive Vice President and
                                            Chief Financial Officer

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................  F-3
Statements of Consolidated Operations for the Years Ended
  December 31, 1997, 1996, and 1995.........................  F-5
Statements of Consolidated Cash Flows for the Years Ended
  December 31, 1997, 1996, and 1995.........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

Flagstar Enterprises, Inc.
and Subsidiary:

     We have audited the accompanying consolidated financial statements of Flagstar Enterprises, Inc. and subsidiary (the "Company") listed in the preceding Index to Consolidated Financial Statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1 to the financial statements, on November 12, 1997, the Bankruptcy Court entered an order confirming the plan of reorganization of the Company s ultimate parent, Advantica Restaurant Group, Inc. ("Advantica") (formerly Flagstar Companies, Inc.), which became effective after the close of business on January 7, 1998. As described in Note 2, the change in ownership of Advantica effected by the plan of reorganization requires that Advantica apply "fresh-start reporting" effective January 7, 1998, in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ DELOITTE & TOUCHE LLP

Greenville, South Carolina
February 20, 1998, (April 1, 1998 with respect to Note 13)

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997            1996
                                                              ------------    ------------
                                                                     (IN THOUSANDS)
                                          ASSETS
CURRENT ASSETS:
  Cash......................................................   $   4,622       $   3,532
  Accounts and notes receivable.............................         719           1,134
  Inventories...............................................       7,009           6,991
  Deposits toward future payment obligation.................      11,459          10,212
  Other.....................................................       1,872             632
                                                               ---------       ---------
                                                                  25,681          22,501
                                                               ---------       ---------
PROPERTY:
  Property owned (at cost):
     Land...................................................      53,201          54,319
     Buildings and improvements.............................     278,646         276,817
     Other property and equipment...........................     160,772         171,301
                                                               ---------       ---------
          Total property owned..............................     492,619         502,437
     Less accumulated depreciation..........................    (201,997)       (187,521)
                                                               ---------       ---------
Property owned -- net.......................................     290,622         314,916
                                                               ---------       ---------
Property held under capital leases:.........................      61,679          62,206
     Less accumulated amortization..........................     (29,060)        (23,561)
                                                               ---------       ---------
Property held under capital leases -- net...................      32,619          38,645
                                                               ---------       ---------
                                                                 323,241         353,561
                                                               ---------       ---------
OTHER ASSETS:
  Franchise rights, net of accumulated amortization:
     1997 -- $15,471;1996 -- $14,613........................      11,607          13,243
  Deferred financing costs, net.............................      12,205          14,473
  Other.....................................................       1,956           4,716
                                                               ---------       ---------
                                                                  25,768          32,432
                                                               ---------       ---------
          TOTAL ASSETS......................................   $ 374,690       $ 408,494
                                                               =========       =========

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY


                      LIABILITIES AND STOCKHOLDER'S DEFICIT ACCOUNTS

CURRENT LIABILITIES:
  Current portion of real estate financings.................   $   9,140       $  10,267
  Current portion of obligations under capital leases.......       3,874           5,853
  Accounts payable..........................................      14,456          24,986
  Bank overdraft............................................       5,530          10,637
  Accrued salaries and vacations............................       8,808           6,533
  Accrued insurance.........................................       4,378           8,052
  Accrued taxes.............................................       4,929           3,622
  Accrued interest..........................................      33,159           9,079
  Other.....................................................       7,093           5,837
                                                               ---------       ---------
                                                                  91,367          84,866
                                                               ---------       ---------
LONG-TERM LIABILITIES:
  Real estate financing, less current maturities............      97,477         106,640
  Obligations under capital leases, less current
     maturities.............................................      41,339          44,954
  Notes payable to Spartan Holdings, Inc....................     356,919         356,919
  Deferred income taxes.....................................      21,721          30,728
  Liability for self-insured claims.........................       6,411           7,100
  Deferred gain.............................................      14,133          19,870
  Other.....................................................       2,611           6,451
                                                               ---------       ---------
                                                                 540,611         572,662
                                                               ---------       ---------
COMMITMENTS AND CONTINGENCIES:
STOCKHOLDER'S DEFICIT
  Intercompany receivable from Flagstar.....................      (9,391)        (29,879)
  Common stock -- $.01 par value; 20,000 shares authorized,
     issued and outstanding.................................          --              --
  Other.....................................................     152,700         165,566
  Deficit...................................................    (400,597)       (384,721)
                                                               ---------       ---------
                                                                (257,288)       (249,034)
                                                               ---------       ---------
          TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT.......   $ 374,690       $ 408,494
                                                               =========       =========

                See notes to consolidated financial statements.

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                                                             YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                1997           1996           1995
                                                            ------------   ------------   ------------
                                                                          (IN THOUSANDS)
OPERATING REVENUE.........................................    $546,268       $602,946       $659,874
                                                              --------       --------       --------
OPERATING COSTS AND EXPENSES:
  Restaurant operations:
       Food and packaging.................................     179,417        198,858        216,064
       Payroll and other employee benefits................     177,176        197,166        223,921
       Occupancy and other operating expenses.............     109,318         99,623        140,037
       Royalties..........................................      18,082         19,912         21,574
  Advertising expenses....................................      20,836         22,952         25,156
  General and administrative expenses.....................      29,302         28,999         34,730
                                                              --------       --------       --------
          Total operating costs and expenses..............     534,131        567,510        661,482
                                                              --------       --------       --------
OPERATING INCOME (LOSS)...................................      12,137         35,436         (1,608)
                                                              --------       --------       --------
OTHER CHARGES:
  Interest and debt expense, net (contractual interest for
     the year ended December 31, 1997 is $57,965).........      47,141         59,890         61,348
  Other (income) expense, net.............................      (6,430)          (839)         1,665
                                                              --------       --------       --------
LOSS BEFORE INCOME TAXES..................................     (28,574)       (23,615)       (64,621)
BENEFIT FROM INCOME TAXES.................................     (12,698)        (6,460)       (27,940)
                                                              --------       --------       --------
LOSS BEFORE EXTRAORDINARY ITEM............................     (15,876)       (17,155)       (36,681)
EXTRAORDINARY ITEM -- NET OF INCOME TAXES IN 1995 OF $5...          --             --            124
                                                              --------       --------       --------
NET LOSS..................................................    $(15,876)      $(17,155)      $(36,557)
                                                              ========       ========       ========

                See notes to consolidated financial statements.

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                               YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996           1995
                                                              ------------   ------------   ------------
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(15,876)      $(17,155)      $(36,557)
  Adjustments to Reconcile Net Loss to Cash Flows from
    Operating Activities:
    Charge for restructuring and impaired assets............       4,592             --         31,521
    Depreciation and amortization of property...............      34,081         35,107         39,022
    Amortization of intangible assets.......................       1,554          2,064          3,247
    Amortization of deferred financing costs................       2,268          2,144          2,155
    Amortization of deferred gain...........................      (3,348)        (2,805)          (867)
    Deferred income tax benefit.............................      (9,000)        (4,738)       (29,869)
    Other...................................................       5,281          5,318          2,225
    Extraordinary items, net................................          --             --           (124)
Changes in Assets and Liabilities:
  Decrease (increase) in assets:
    Receivables.............................................         415           (418)           382
    Inventories.............................................         (18)           213           (344)
    Other current assets....................................      (2,487)           (13)        (5,106)
    Other assets............................................         697         (3,274)          (141)
  Increase (decrease) in liabilities:
    Accounts payable........................................     (15,637)        17,228         (5,133)
    Salaries and vacation...................................       2,275         (3,498)           693
    Other current liabilities...............................      14,809        (10,563)         2,620
    Other non-current liabilities...........................     (11,255)         1,867            929
                                                                --------       --------       --------
Net cash flows from operating activities....................       8,351         21,477          4,653
                                                                --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property......................................     (12,618)       (17,850)       (21,280)
  Proceeds from dispositions of property....................       4,073          1,793            304
  Other long-term assets, net...............................         981          2,376           (826)
                                                                --------       --------       --------
Net cash flows used in investing activities.................      (7,564)       (13,681)       (21,802)
                                                                --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deferred financing costs
  Net receipts from Flagstar Corporation....................      16,490          7,255         34,912
  Principal payments on real estate financings..............     (10,289)       (10,070)        (9,663)
  Payments on obligations under capital leases..............      (5,898)        (5,491)        (5,284)
                                                                --------       --------       --------
Net cash flows provided by (used in) financing activities...         303         (8,306)        19,965
                                                                --------       --------       --------
Increase (decrease) in cash.................................       1,090           (510)         2,816
Cash at:
Beginning of period.........................................       3,532          4,042          1,226
                                                                --------       --------       --------
End of period...............................................    $  4,622       $  3,532       $  4,042
                                                                ========       ========       ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Income taxes paid:........................................    $    227       $    189       $     41
                                                                ========       ========       ========
  Interest paid:
    To external lenders.....................................    $ 17,075       $ 18,366       $ 19,318
                                                                ========       ========       ========
    To Flagstar Corporation for acquisition financing.......    $  7,042       $ 42,382       $ 40,865
                                                                ========       ========       ========
  Non-cash investing and financing activities:
    Adjustments to acquisition debt -- net..................    $     --       $     --       $(76,631)
                                                                ========       ========       ========
    Adjustments to deferred financing costs relating to
      acquisition debt......................................    $     --       $     --       $  2,150
                                                                ========       ========       ========
    Capital lease obligations incurred......................    $    592       $    540       $  1,327
                                                                ========       ========       ========
    Federal income tax adjustment...........................    $  4,025       $  1,439       $    254
                                                                ========       ========       ========
    Deferred gains resulting from Flagstar Corporation's
      sale of Portion Trol Foods and Proficient Food
      Company...............................................    $    254       $  2,544       $ 21,690
                                                                ========       ========       ========

                See notes to consolidated financial statements.

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: INTRODUCTION

     Flagstar Enterprises, Inc. ("FEI" or the "Company") is a wholly-owned subsidiary of Spartan Holdings, Inc. ("Spartan' or "Parent") which is a wholly-owned subsidiary of Flagstar Corporation ("Flagstar"). On July 20, 1989, Flagstar was acquired by Flagstar Companies, Inc. ("FCI") (which changed its name to Advantica Restaurant Group, Inc. on January 7, 1998.) Prior to June 16, 1993, FCI and Flagstar were known as TW Holdings, Inc. and TW Services, Inc., respectively.

     FEI conducts its business through its Hardee's restaurants, which are operated under licenses from Hardee's Food Systems, Inc. ("HFS"). The Hardee's restaurants compete in the quick-service hamburger category and are located primarily in the southeastern United States. At December 31, 1997 and 1996, the Company operated, as a franchisee, 557 and 580 Hardee's restaurants, respectively.

     On January 7, 1998 (the "Effective Date"), FCI and Flagstar emerged from proceedings under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") pursuant to FCI and Flagstar's Amended Joint Plan of Reorganization dated as of November 7, 1997 (the"Plan") (as further described in Note 2). On the Effective Date, Flagstar merged with and into FCI, the surviving corporation, and FCI changed its name to Advantica Restaurant Group, Inc. ("Advantica"). The bankruptcy proceedings began when FCI, Flagstar and Flagstar Holdings, Inc. ("Holdings") filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court for the District of South Carolina. Holdings filed its petition on June 27, 1997, and Flagstar and FCI both filed their petitions on July 11, 1997. FCI's operating subsidiaries, including the Company, did not file bankruptcy petitions and were not parties to the above mentioned Chapter 11 proceedings.

NOTE 2: FRESH START REPORTING

     As of the Effective Date of the Plan, Advantica will adopt fresh start reporting pursuant to the guidance provided by the American Institute of Certified Public Accountants (the AICPA ) in its Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). Fresh start reporting assumes that a new reporting entity has been created and requires assets and liabilities be adjusted to their fair values as of the Effective Date in conformity with the procedures specified by Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16"). In conjunction with the revaluation of assets and liabilities, a reorganization value for the entity is determined which generally approximates the fair value of the entity before considering debt and approximates the amount a buyer would pay for the assets of the entity after reorganization. Under fresh start reporting, the reorganization value of the entity is allocated to the entity's assets. If any portion of the reorganization value cannot be attributed to specific tangible or identified intangible assets of the emerging entity, such amount is reported as "reorganization value in excess of amounts allocable to identifiable assets. Advantica intends to amortize such amount over a five-year amortization period.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Accounting policies and methods of their application that significantly affect the determination of financial position, cash flows and results of operations are as follows:

          Consolidated Financial Statements. The consolidated financial statements include the accounts of Flagstar Enterprises, Inc. and its wholly-owned subsidiary, Spardee's Realty, Inc. (collectively, the "Company"). Spardee's Realty, Inc. holds and leases to Flagstar Enterprises, Inc. 238 of the owned restaurant locations. All significant intercompany transactions have been eliminated.

          Fiscal Year. Effective January 1, 1997, the Company changed its fiscal year end from December 31 to the last Wednesday of the calendar year. Concurrent with this change, the Company changed to a four-four-five week quarterly closing calendar which is the restaurant industry standard, and generally

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY results in four 13-week quarters during the year with each quarter ending on a Wednesday. Due to the timing of this change, the year ended December 31, 1997 includes more than 52 weeks of operations. As a result, the 1997 fiscal year included an extra day in comparison to the 1996 year.

          Financial Statement Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

          Cash. Cash represents currency on hand and demand deposits with financial institutions. Accounts with negative balances resulting from checks drawn but not presented to the bank are included in current liabilities as a bank overdraft.

          Inventories. Inventories are valued at the lower of average cost or market and consist of food items and supplies.

          Property and Depreciation. Owned property is stated at cost and is depreciated on the straight-line method over its useful life. Property held under capital leases (at capitalized value) and leasehold improvements are amortized on a straight-line basis over their estimated useful lives, limited generally by the lease period. The following estimated useful lives were in effect during 1997 and 1996:

           Buildings and improvements -- Five to twenty-five years Equipment -- Three to ten years

          Franchise Rights. Franchise rights, net of accumulated amortization of $15.5 million and $14.6 million at December 31, 1997 and 1996, respectively, represent amounts paid for or values assigned to the Hardee's franchise agreements. Franchise rights which existed at the date of the acquisition of Flagstar by FCI are being amortized on a straight-line basis over 12 years which was the average remaining life of the franchise agreements at the acquisition date. Franchise rights purchased, and the renewal of agreements, subsequent to the acquisition date are being amortized over the life of the agreement or renewal on a straight-line basis, generally 20 and 10 years, respectively.

          Deferred Financing Costs. Costs related to the issuance of debt are deferred and amortized as a component of interest expense over the terms of the respective debt issues using the interest method.

          Pre-Opening Costs. The Company capitalizes certain direct incremental costs incurred in conjunction with the opening of restaurants and amortizes such costs over a twelve month period from the date of opening.

          Insurance. Through June 30, 1997, the Company was primarily self-insured for workers compensation, general liability and automobile risks which are supplemented by stop-loss type insurance policies. As of July 1, 1997, the Company changed to a guaranteed cost program to cover workers' compensation insurance in most states. At December 31, 1997, the Company remains self-insured for workers' compensation in only one state. The liabilities for estimated incurred losses are discounted to their present value based on expected loss payment patterns determined by independent actuaries or on experience. The total discounted self-insurance liabilities recorded at December 31, 1997 and 1996, reflecting a discount rate of approximately 5%, were $9.9 million and $14.1 million, respectively. The related undiscounted amounts at such dates were $11.2 million and $15.1 million, respectively.

          Advertising Costs. Production costs for radio and television advertising are expensed as of the date the commercials are initially aired. Advertising expense for the years ended December 31, 1997 and 1996 was $20.8 million and $23.0 million, respectively.

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

          Deferred Gain. In September 1995, Flagstar sold its food distribution subsidiary, Proficient Food Company (PFC), for approximately $122.5 million. In conjunction with the sale, the Company entered into an eight year distribution contract with the acquirer of PFC. This transaction resulted in a deferred gain to Flagstar of approximately $72.0 million, $22.0 million of which was allocated to FEI based on its pro-rata share of historical purchasing activity from PFC. The deferred gain is being amortized over the life of the distribution contract as a reduction of product cost. During 1996, the deferred gain was adjusted by approximately $1.6 million, resulting in a net allocated deferred gain of $20.4 million.

          During 1996, Flagstar sold Portion-Trol Foods, Inc. ("PTF"), a food processing operation. In conjunction with the sale, the company entered into a five-year purchasing agreement with the acquirer. This transaction resulted in a deferred gain to Flagstar of approximately $41.5 million, $4.2 million of which was allocated to FEI based on the estimated fair value of the Company's purchase agreement relative to the total fair value of all Flagstar's purchase agreements with PTF. The deferred gain is being amortized over the life of the purchasing contract as a reduction of product cost.

          The portion of the deferred gains related to the sales of PFC and PTF recognized as a reduction of product costs was approximately $3.3 million and $2.8 million in 1997 and 1996, respectively.

          New Accounting Standards. In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company is in the process of determining its preferred presentation format under the new standard. The adoption of SFAS 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows and will be implemented by the Company in the fourth quarter of 1998.

          In March 1998, the AIPCA issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 requires external and internal direct costs of developing or obtaining internal-use software to be capitalized as a long-lived asset and also requires training costs included in the purchase price of computer software and costs associated with research and development to be expensed as incurred. In addition, in the second quarter of 1998, the AICPA is expected to issue a statement of position which provides additional guidance on the financial reporting of start-up costs, requiring costs of start-up activities to be expensed as incurred.

          Both statements of position are effective for fiscal years beginning after December 15, 1997. In accordance with the adoption of fresh start reporting, upon emergence from bankruptcy (See Note 1), the Company will adopt both statements of position as of January 7, 1998. The adoption of both statements of position at January 7, 1998 will not have a material impact on the Company.

NOTE 4: RESTRUCTURING AND IMPAIRMENT OF LONG-LIVED ASSETS

     During 1997, the Company identified 19 underperforming units for sale or closure. In accordance with SFAS 121, the carrying value of these units was written down to estimated fair value less costs to sell, resulting in a charge to income of $1.9 million. All of the identified units were disposed of prior to December 31, 1997. The 19 units had aggregate operating revenue of approximately $7.5 million and negative operating income of $0.6 million during 1997.

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

     In conjunction with the completion of the 1995 restructuring plan, the Company recorded an additional restructuring charge of $2.3 million in 1997 representing the additional write-down of the carrying value of certain assets.

NOTE 5. FRANCHISE RIGHTS

     The Company operates certain retail food outlets under the "Hardee's" trade name. Under the terms of the franchise agreements with Hardee's Food Systems, Inc. ("HFS"), the Company has exclusive rights to use the Hardee's trade name for retail outlets in certain areas for a period of twenty years from the date of the original agreements and generally ten years from the date of the renewal agreements. Agreements covering present operating locations expire on various dates from 1997 to 2016. Certain of these agreements do not contain renewal options; however, the Company has generally renegotiated such franchise agreements for additional periods.

     The franchise agreements provide for royalty payments based on a percentage of sales (ranging from 2.2%-4.0%) of the related food outlets. Such royalty expense was $18.1 million, $19.9 million, and $21.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     The Company's territorial development agreement with HFS which called for the Company to open a specified number of Hardee's restaurants in a development territory in the Southeast (and certain adjacent areas) by the end of 1996 was terminated during the fourth quarter of 1995. Termination of such agreement makes the Company's development rights non-exclusive in the development territory. As a result, other Hardee's franchisees along with the Company are permitted to open Hardee's restaurants in such territory.

NOTE 6. DEBT

     Long-term debt consists of the following (in thousands):

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1997            1996
                                                             ------------    ------------
Real estate financings:
  10.25% Guaranteed Secured Bonds..........................    $101,641        $108,893
  7 1/2% Industrial Development Revenue Bonds, due 2012,
     redeemable by bondholders.............................       3,000           3,000
Equipment financings, interest ranging from 8.75% to
  9.64%....................................................       1,976           5,014
                                                               --------        --------
          Total............................................    $106,617        $116,907
Less -- current maturities.................................       9,140          10,267
                                                               --------        --------
Long-term debt.............................................    $ 97,477        $106,640
                                                               ========        ========

     The estimated fair value of the Company's long-term debt (excluding capital lease obligations) is approximately $116.2 million at December 31, 1997. Such computations are based on market quotations for the same or similar debt issues or the estimated borrowing rates available to Flagstar and the Company.

  Real Estate Financings

     During 1990, Spardee's Realty, Inc. and Quincy's Realty, Inc., through Spartan as the depositor of Secured Restaurants Trust, Inc. ("SRT"), completed a public offering of $225 million 10.25% Guaranteed Secured Bonds (the "Bonds") due 2000. $130 million of the bonds relate to Spardee's Realty, Inc. and $95 million relate to Quincy's Realty, Inc. The bonds were issued by SRT, a Delaware statutory business trust formed for the limited purpose of issuing the bonds, funding the related mortgages, collaterally assigning to NationsBank as collateral agent, the mortgages and other collateral securing the bonds and performing other activities related thereto.

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

     The Spardee's $130 million of bonds are secured by, among other things, mortgage loans on 238 restaurants, a lien on the related restaurant equipment, assignment of intercompany lease agreements, U.S. Government Securities, and the stock of issuing subsidiaries. In addition, these bonds are insured with a financial guarantee insurance policy written by a company that engages exclusively in such coverage. Such guarantee prohibits the Company from incurring debt or making distributions of assets, as defined (see Note 13).

     On May 15, 1992, the Company replaced one of the units in the collateral pool and letter of credit notes with United States Government Securities, which were purchased at a cost of $6.4 million and deposited in an irrevocable trust to satisfy principal and interest payments on the related bonds through the stated maturity. The transaction resulted in the defeasance of a portion of the bonds totaling $5.4 million. At December 31, 1997 and 1996, the defeased bonds had an outstanding balance of $4.7 million and $4.9 million, respectively.

     Principal and interest on the bonds is payable semi-annually with certain payments made on a monthly basis. Principal payments total $7.2 million annually through 1999; and $87.2 million in 2000.

     Maturities of real estate and equipment financing debt at December 31, 1997 are as follows (in thousands):

1998..............................................  $  9,140
1999..............................................     7,275
2000..............................................    87,202
2001..............................................        --
2002..............................................        --
Thereafter........................................     3,000
                                                    --------
          Total...................................  $106,617
                                                    ========

     On April 11, 1994, Standard & Poor's Corporation downgraded the long-term credit ratings on Flagstar's outstanding senior debt securities from B+ to B and on its subordinated debt securities and FCI's Preferred Stock from B- to CCC+. As a result of this action, certain payments by the Company relating to mortgage financing are payable on a monthly, rather than semi-annual, basis to SRT. At December 31, 1997, SRT held cash of approximately $11.5 million which represented deposits by the Company toward a future payment obligation.

     See Note 13 for information regarding the in-substance defeasance of the 10.25% Guaranteed Secured Bonds on April 1, 1998.

  Notes Payable to Spartan

     A portion of FCI's total acquisition cost and the debt and related deferred financing costs used to finance the 1989 acquisition of Flagstar have been allocated to each of the Flagstar subsidiaries, including Spartan. Such allocation was based primarily on the relationship of Spartan's projected future operating cash flows over a nine-year term and the expected proceeds from real estate financings to the total projected future cash flows of all of the subsidiaries of Flagstar during this period.

     Notes payable to FEI's immediate parent, Spartan, are structured so that the payment and interest terms parallel Flagstar's various debentures and notes. The amount of the notes represent the acquisition financing allocated to the Company. SOP 90-7 requires the Company to report interest expense during the bankruptcy proceedings only to the extent that it will be paid during the proceedings or that it is probable to be an allowed priority, secured or unsecured claim. Accordingly, and in view of the terms of the Plan (see Note
13), as of July 11, 1997, the Company ceased recording interest on the notes payable to SHI that parallel the debt to be

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY extinguished as a result of the Plan. Contractual interest expense on those obligations totaled $38.8 million for the year ended December 31, 1997, which is $10.8 million in excess of reported interest expense for the period.

     The interest rates on the notes payable to SHI are primarily fixed and averaged 10.9% for the fiscal years ended December 31, 1997, 1996, and 1995, respectively (excluding the impact of not recording certain interest during the bankruptcy period).

     Notes payable to Spartan mature as follows (in thousands):

1998..............................................  $     --
1999..............................................        --
2000..............................................        --
2001..............................................    59,606
2002..............................................    65,025
Thereafter........................................   232,288
                                                    --------
          Total...................................  $356,919
                                                    ========

     The estimated fair value of the Company's share of the acquisition financing is approximately $230.2 million at December 31, 1997. The estimate is based on market quotations and estimated borrowings rates available to Flagstar.

NOTE 7. LEASES AND RELATED GUARANTEES

     The Company's operations utilize property, facilities, equipment and vehicles leased from others. Restaurant leases, which are primarily for restaurant land and buildings, are noncancelable and expire on various dates through 2015. Substantially all restaurant leases contain renewal options ranging from five to twenty-five years. At December 31, 1997, restaurants were operated under lease arrangements which generally provide for a fixed base rent, and in some instances, contingent rental based on a percentage of gross revenues.

     Information regarding the Company's leasing activities at December 31, 1997 is as follows (in thousands):

                                                           MINIMUM PAYMENTS
                                                  ----------------------------------
                      YEAR                        CAPITAL LEASES    OPERATING LEASES
                      ----                        --------------    ----------------
1998............................................     $ 8,866            $ 5,110
1999............................................       7,346              4,928
2000............................................       6,447              4,435
2001............................................       6,437              3,822
2002............................................       6,400              3,496
Subsequent years................................      57,668             23,426
                                                     -------            -------
          Total.................................      93,164            $45,217
                                                                        =======
Less -- imputed interest........................      47,951
                                                     -------
Present value of capital leases obligations.....      45,213
Less -- current maturities......................       3,874
                                                     -------
Long-term portion...............................     $41,339
                                                     =======

     The fair value of the Company's capital lease obligations approximates its carrying value.

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

     The total rental expense included in the determination of operating income is as follows for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                    1997      1996      1995
                                                   ------    ------    ------
Base rents.......................................  $5,305    $5,388    $5,579
Contingent rents.................................     679     1,002     1,280
                                                   ------    ------    ------
          Total..................................  $5,984    $6,390    $6,859
                                                   ======    ======    ======

NOTE 8. INCOME TAXES

     A summary of the benefit from income taxes attributable to loss before extraordinary items is as follows for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                1997       1996        1995
                                              --------    -------    --------
Current:
  Federal...................................  $ (4,022)   $(1,706)   $  1,384
  State and Other...........................       324        (16)        545
                                              --------    -------    --------
                                                (3,698)    (1,722)      1,929
                                              --------    -------    --------
Deferred:
  Federal...................................    (8,643)    (4,320)    (26,550)
  State and Other...........................      (357)      (418)     (3,319)
                                              --------    -------    --------
                                                (9,000)    (4,738)    (29,869)
                                              --------    -------    --------
Net benefit from income taxes...............  $(12,698)   $(6,460)   $(27,940)
                                              ========    =======    ========
Total benefit related to loss from:
  Continuing operations.....................  $(12,698)   $(6,460)   $(27,940)
  Extraordinary items.......................                                5
                                              ========    =======    ========
Total benefit from income taxes.............  $(12,698)   $(6,460)   $(27,935)
                                              ========    =======    ========

     The following represents the approximate tax effect of each significant type of temporary difference and carryforward giving rise to deferred income tax liabilities or assets:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Deferred tax assets:
  Deferred income........................................  $ 7,110    $ 8,743
  Self-insurance reserves................................    4,113      6,023
  Capitalized leases.....................................    4,817      4,865
  Other accruals and reserves............................    4,027      4,081
  Alternative minimum tax credit carryforwards...........    1,156      1,400
  General business credit carryforwards..................    7,539      7,539
  Net operating loss carryforwards.......................    6,072         --
  Less: valuation allowance..............................     (421)      (359)
                                                           -------    -------
          Total deferred tax assets......................  $34,413     32,292
                                                           =======    =======
Deferred tax liabilities:
  Amortization of intangible assets......................    7,689      9,377
  Depreciation of fixed assets...........................   48,445     53,643
                                                           -------    -------
          Total deferred income tax liability............  $56,134    $63,020
                                                           =======    =======

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

     The Company has provided a valuation allowance for the portion of the deferred tax asset for which it is more likely than not that a tax benefit will not be realized.

     The difference between the statutory federal income tax rate and the effective tax rate on loss before extraordinary item is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              1997      1996      1995
                                                              ----      ----      ----
Statutory rate..............................................   35%       35%       35%
Differences:
  State, foreign, and other taxes, net of federal income tax
     benefit................................................   --        --         3%
Non-deductible payments to third parties....................   (3%)      (8%)      --
Deductible payments to third parties........................   12%       --        --
Targeted jobs tax credits...................................   --        --         4%
Other.......................................................   --        --         1%
                                                              ---       ---       ---
Effective tax rate..........................................   44%       27%       43%
                                                              ===       ===       ===

     At December 31, 1997, the Company has available, for purpose of its tax sharing agreement with Advantica, general business credit carryforwards of approximately $7 million, most of which expire in 2005 through 2010, and alternative minimum tax ("AMT") credits of approximately $1 million. The AMT credits may be carried forward indefinitely. In addition, the Company has available regular income tax net operating loss carryforwards of approximately $17 million which expire in 2012.

NOTE 9. EMPLOYEE BENEFIT PLANS

     The Company maintains a funded defined benefit pension plan sponsored by its parent covering substantially all of its employees. Benefits are based on years of service and the employee's compensation during the last ten years of employment. The parent's funding policy is to contribute annually the amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The components of the parent's net pension cost of the funded and unfunded defined benefit plans determined under SFAS No. 87 are as follows for the years ended December 31, 1997, 1996, and 1995 (in thousands):

                                                         1997       1996       1995
                                                        -------    -------    -------
Service cost..........................................  $ 3,354    $ 3,151    $ 2,639
Interest cost on projected benefit obligation.........    2,926      2,895      2,304
Actual return on plan assets..........................   (5,374)    (2,277)    (3,722)
Net amortization and deferral.........................    2,636       (242)     2,039
Curtailment/settlement losses(due to early retirement
  of certain participants)............................    1,342         --         --
                                                        -------    -------    -------
Net pension cost......................................  $ 4,884    $ 3,527    $ 3,260
                                                        =======    =======    =======

     The net periodic pension cost allocated to the Company was $1.9 million for both years ended December 31, 1997 and 1996 and $2.2 million for year ended December 31, 1995.

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

     The following table sets forth the funded status and amounts recognized in the parent's balance sheet for its funded defined benefit plan (in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Actuarial present value of accumulated benefit
  Vested benefits...........................................    $ 34,736       $ 27,661
  Non-vested benefits.......................................       2,685          1,488
                                                                --------       --------
Accumulated benefit obligations.............................    $ 37,421       $ 29,149
                                                                ========       ========
Plan assets at fair value...................................    $ 37,342       $ 31,109
Projected benefit obligation................................     (46,800)       (36,416)
                                                                --------       --------
Funded status...............................................      (9,458)        (5,307)
Unrecognized net loss from past experience different from
  that assumed..............................................      10,774          6,890
Unrecognized prior service cost.............................      (1,395)            --
                                                                --------       --------
Prepaid Accrued pension costs...............................    $    (79)      $  1,583
                                                                ========       ========

     Assets held by the Company's plans are invested in money market and other fixed income funds as well as equity funds.

     Significant assumptions used in determining net pension cost and funded status information in 1997, 1996, and 1995 are as follows for both years:

                                                              1997    1996    1995
                                                              ----    ----    ----
Discount rate...............................................   7.0%    8.0%    8.0%
Rate of salary progression..................................   4.0%    4.0%    4.0%
Long-term rates of return on assets.........................  10.0%   10.0%   10.0%

     The Company also offers an employee savings plan under which it makes matching contributions, with certain limitations. The Company made no matching contributions for the year ended December 31, 1996. The amounts charged to income were $0.3 and $0.6 for the years ended December 31, 1997 and 1995, respectively.

     Certain employees of the company have been granted stock options under FCI's 1989 Stock Option Plan (the "1989 Plan") which is described below. The Company and FCI have adopted the disclosure-only provisions of Financial Accounting Standards Board Statement 123 "Accounting for Stock Based Compensation" (SFAS 123) while continuing to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for stock-based compensation plans. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The 1989 Plan permits a Committee of the Board of Directors to grant options to key employees of FCI and its subsidiaries to purchase shares of common stock of FCI at a stated price established by the Committee. Such options are exercisable at such time or times either in whole or part, as determined by the Committee. The 1989 Plan authorizes grants of up to 6.5 million common shares. The exercise price of each option equals or exceeds the market price of FCI's stock on the date of grant. Options granted to officer level employees vest at a rate of 20% per annum beginning on the first anniversary date of the grant. Options granted to non-officer level employees prior to August 13, 1996 vest at a rate of 25% per annum. Those granted on August 13, 1996 or subsequent thereto, vest at a rate of 20% per annum. If not exercised, all options expire ten years from the date of grant.

     On June 21, 1995, generally all of the outstanding options held by the then current employees of the Company under the 1989 Plan were repriced to $6.00 per share, the market value of the common stock on that

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY date. All officer level employees were given the choice of either retaining their current options at their existing exercise prices and vesting schedule or surrendering their existing options in exchange for an option to purchase the same number of shares exercisable at a rate of 20% per annum beginning on the first anniversary date of the new grant. All non-officer employees received the new exercise price of $6.00 per share and retained their original vesting schedules for all of their outstanding options previously granted.

     On December 13, 1996, the outstanding options of certain officers and senior staff of FCI (including certain officers and senior staff of the Company), representing approximately 2.2 million outstanding options, were repriced to $1.25 per share, the closing price of the common stock on December 12, 1996. The repricing did not impact the option vesting schedules.

     During January 1997, FCI issued 291,000 options relative to the 1989 Plan. Options forfeited during the year totaled approximately 1,070,000. No options were exercised during the year. On the Effective Date of Advantica's emergence from bankruptcy, pursuant to the Plan, FCI's common stock was canceled, extinguished and retired. As a result, all stock options outstanding as of that date, were effectively canceled. Due to the insignificant quantity of options issued during 1997 and the fact that all options were issued at an exercise price which exceeded the market price of the common stock upon issuance and through January 7, 1998, the date upon which all outstanding options were effectively canceled, the effect of such issuance is not material and accordingly, is not disclosed.

     Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options granted or repriced during 1995 and 1996 under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996, respectively: dividend yield of 0.0% for both years; expected volatility of 0.438 for both years; risk-free interest rates of 5.6% and 5.7%; and a weighted average expected life of the options of 8.3 and 8.9 years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Such pro forma disclosures are not presented because the impact on the Company's net income for the years ended December 31, 1996 and 1995, would be immaterial if the options granted during those periods had been accounted for in accordance with SFAS 123.

     A summary of FCI's stock option plans, which includes certain employees of the Company, as of December 31, 1996 and changes during the year then ended is presented below. This summary and the following summary of information about stock options outstanding are not updated for 1997 activity, based on the insignificance of such activity and the cancellation of all stock option plans relative to the common stock on January 7, 1998:

                                                              OPTIONS    WEIGHTED-AVERAGE
                                                               (000)      EXERCISE PRICE
                                                              -------    ----------------
Outstanding at beginning of year............................   4,338          $8.02
Granted
  Exercise price equals fair value at grant date............     687           2.75
  Exercise price exceeds fair value at grant date...........   3,167           2.68
Exercised...................................................      --             --
Forfeited/Expired...........................................  (3,873)          6.05
                                                              ------          -----
Outstanding at end of year..................................   4,319          $5.04
                                                              ======          =====
Exercisable at year-end.....................................   1,154          $9.84
                                                              ======          =====

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

     The following table summarizes information about FCI's stock options outstanding at December 31, 1996.

                                      WEIGHTED-       WEIGHTED-                    WEIGHTED-
                      NUMBER           AVERAGE         AVERAGE        NUMBER        AVERAGE
   RANGE OF       OUTSTANDING AT      REMAINING       EXERCISE    EXERCISABLE AT   EXERCISE
EXERCISE PRICES      12/31/96      CONTRACTUAL LIFE     PRICE        12/31/96        PRICE
---------------   --------------   ----------------   ---------   --------------   ---------
$1.25  - $ 1.25..   2,210,895            9.06          $ 1.25         191,358       $ 1.25
$2.75  - $ 2.75..     126,700            9.62            2.75              --           --
$6.00  - $ 6.13..   1,381,280            7.71            6.07         482,475         6.04
$15.00 - $17.50..     600,000            1.88           17.08         480,000        17.08
                    ---------            ----          ------       ---------       ------
                    4,318,875            7.64          $ 5.04       1,153,833       $ 9.84
                    =========            ====          ======       =========       ======

     The weighted average fair value per option of options granted during the years ended December 31, 1996 and 1995 are as follows:

                                                              1996     1995
                                                              -----    -----
Exercise price equals fair value at grant date..............  $1.65    $3.06
Exercise price exceeds fair value at grant date.............    .78     2.97

NOTE 10. STOCKHOLDER'S DEFICIT

     The changes in stockholder's deficit of the Company from January 1, 1996 to December 31, 1997 are as follows (in thousands):

                                            INTERCOMPANY                                      NET
                                             RECEIVABLE                                     PARENT
                                                FROM       COMMON                           COMPANY
                                              FLAGSTAR     STOCK     OTHER      DEFICIT    ACCOUNTS
                                            ------------   ------   --------   ---------   ---------
Parent company accounts at January 1,
  1996....................................    $(34,590)     $ --    $167,005   $(367,566)  $(235,151)
Net loss for the year December 31, 1996...                                       (17,155)    (17,155)
Receipts from Flagstar, net...............       7,255                                         7,255
Deferred gain resulting from Flagstar's
  sale of PTF.............................      (4,134)                                       (4,134)
Adjustment of deferred resulting from
  Flagstar's sale of PFC..................       1,590                                         1,590
Federal income tax adjustment.............                            (1,439)                 (1,439)
                                              --------      ----    --------   ---------   ---------
Parent company accounts at December 31,
  1996....................................    $(29,879)     $ --    $165,566   $(384,721)  $(249,034)
Net loss for the year December 31, 1997...                                       (15,876)    (15,876)
Receipts from Flagstar, net...............      16,490                                        16,490
Non-Cash I/C Elim Pushdown of Interest....      (3,572)                                       (3,572)
Adjustment I/C to PIC.....................       7,824                (7,824)                      0
Pension Adjustment........................                            (1,017)                 (1,017)
Adjustment to gain from Flagstar's sale of
  PTF.....................................        (254)                                         (254)
Federal income tax adjustment.............                            (4,025)                 (4,025)
                                              --------      ----    --------   ---------   ---------
Parent company accounts at December 31,
  1997....................................    $ (9,391)     $ --    $$152,700  $(400,597)  $(257,288)
                                              ========      ====    ========   =========   =========

     The intercompany receivable from Flagstar results from the Company's participation in a cash concentration program with its parent, under which cash is transferred between companies based on operating and capital requirements. Other transactions with the parent such as tax sharing charges and accrued interest also result in transactions that are recorded in the intercompany receivable from Flagstar account.

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

NOTE 11. COMMITMENTS AND CONTINGENCIES

     On March 7, 1997, FCI's Second Amended and Restated Credit Agreement (the "Credit Agreement") was amended to provide for less restrictive financial covenants for measurement periods ending on March 31, 1997 and June 30, 1997, as well as to provide FCI flexibility to forego certain scheduled interest payments due in March, May and June 1997 without triggering a default under the agreement, unless any such debt is declared due and payable as a result of the failure to pay such interest.

     On March 17, 1997, in connection with the financial restructuring discussed in the Notes 1 and 3, Flagstar elected not to make the interest payment due and payable as of that date to holders of the 11 3/8% Senior Subordinated Debentures due 2003. In addition, on May 1, 1997, also in connection with the restructuring, Flagstar elected not to make the interest payments due and payable as of that date to holders of the 11.25% Senior Subordinated Debentures due 2004 (collectively with the 11 3/8% Senior Subordinated Notes due 2003, the "Senior Subordinated Debentures") and 10% Convertible Junior Subordinated Debentures due 2014 (the "10% Convertible Debentures"). As a result of these nonpayments, and as a result of a continuation of such nonpayments for 30 days past their respective due dates, Flagstar was in default under the terms of the indentures governing such debentures. During the pendency of Flagstar's bankruptcy proceedings, Flagstar also failed to make the interest payment due September 15, 1997 on its 10 3/4% Senior Notes due 2001, the interest payment due September 15, 1997 on its 11 3/8% Debentures, the interest payment due November 1, 1997 on its 11.25% Debentures, the interest payment due November 1, 1997 on its 10% Convertible Debentures and the interest payment due December 1, 1997 on its 10 7/8% Senior Notes due 2002 (collectively with the 10 3/4% Senior Notes due 2001, the "Old Senior Notes"). The bankruptcy filings operate as an automatic stay of all collection and enforcement actions by the holders of the Senior Subordinated Debentures, 10% Convertible Debentures, the Old Senior Notes and the respective indentures' trustees with respect to Flagstar's failure to make the interest payments when due.

     On July 11, 1997, FCI entered into a $200.0 million debtor-in-possession financing facility (the "DIP Facility") between FCI, Flagstar, Holdings, certain subsidiaries of Flagstar and The Chase Manhattan Bank ("Chase") for working capital and general corporate purposes and letters of credit. The DIP Facility refinanced the Credit Agreement and is guaranteed by certain operating subsidiaries of FCI, and generally is secured by liens on the same collateral that secured FCI's obligations under the Credit Agreement, including the stock of certain operating subsidiaries, and certain of FCI's trade and service marks. At December 31, 1997, Advantica had no working capital advances outstanding under the DIP Facility; however, letters of credit outstanding were $84.5 million. Substantially all of these letters of credit have been issued to guarantee the workers compensation self-insurance reserves.

     The DIP Facility contains certain financial and negative covenants, conditions precedent, events of default and other terms, conditions and provisions customarily found in credit agreements for companies in Chapter 11. At December 31, 1997, Advantica and its subsidiaries were in compliance with the terms of the DIP Facility.

     On the Effective Date, Advantica entered into a credit agreement with Chase and other lenders named therein which established the $200.0 million senior secured credit facility (the "Credit Facility"). The Credit Facility refinances the DIP Facility and will be used for working capital advances, letters of credit and general corporate purposes by certain of Advantica's operating subsidiaries, including the Company, which are borrowers thereunder. The Credit Facility is guaranteed by Advantica and, subject to certain exceptions, by Advantica's subsidiaries that are not borrowers thereunder and generally is secured by liens on the same collateral that formerly secured Advantica's obligations under the Credit Agreement.

     The Credit Facility includes a working capital and letter of credit facility of up to a total of $200.0 million. The Credit Facility matures on January 7, 2003 (the "Maturity Date"), subject to earlier termination on March 31, 2000 in the event that certain mortgage financings of Advantica have not, on or prior to such date,

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY been refinanced with other indebtedness that (a) matures at least 90 days after the Maturity Date, and (b) is otherwise satisfactory to the lenders. The Credit Facility is subject to mandatory prepayments and commitment reductions under certain circumstances upon Advantica's sale of assets or incurrence of additional debt.

     The Credit Facility contains covenants customarily found in credit agreements for leveraged financings that, among other things, place limitations on (i) dividends on capital stock; (ii) redemptions and repurchases of capital stock; (iii) prepayments, redemptions and repurchases of debt (other than loans under the Credit Facility); (iv) liens and sale-leaseback transactions; (v) loans and investments; (vi) incurrence of debt; (vii) capital expenditures;
(viii) operating leases; (ix) mergers and acquisitions; (x) asset sales; (xi) transactions with affiliates; (xii) changes in the business conducted by Advantica and its subsidiaries; and (xiii) amendment of debt and other material agreements. The Credit Facility also contains covenants that require Advantica and its subsidiaries on a consolidated basis to meet certain financial ratios and tests including provisions for the maintenance of a minimum level of interest coverage (as defined) and a minimum level of fixed charges coverage (as defined), limitations on ratios of indebtedness (as defined) to earnings before interest, taxes, depreciation and amortization (EBITDA) (as defined) and limitations on annual capital expenditures.

     There are various claims and pending legal actions against or indirectly involving the Company, including actions concerned with employment and other matters. The amounts of liability, if any, of these direct or indirect claims and actions at December 31, 1997, over and above any insurance coverage in respect to certain of them, are not specifically determinable at this time. It is the opinion of management (including General Counsel), after considering a number of factors, including but not limited to the current status of the litigation (including any settlement discussions), the views of retained counsel, the nature of the litigation, the prior experience of the Company, and amounts which the Company and Flagstar have accrued for known contingencies, that the ultimate disposition of these matters will not materially affect the consolidated financial position or results of operations of the Company.

     The Company's Hardee's restaurants are operated under licenses from Hardee's Food Systems, Inc. ("HFS"). Prior to the sale of FEI to HRS parent company (See Note 13), an arbitration proceeding was pending between the Company and HFS relating to certain matters arising under these license agreements. Such proceeding was suspended in connection with the pending sale of FEI. As a result of the consummation of such sale on April 1, 1998, all claims by the Company against HFS have been released.

     In conjunction with the sale of PTF, the Company entered into a five year purchasing agreement with the acquirer under which the Company is required to make minimum annual purchases over the contract terms. The aggregate estimated commitment remaining at December 31, 1997 is approximately $56.0 million.

NOTE 12. RELATED PARTY TRANSACTIONS

     Interest expense on notes payable to SHI (Note 6) amounted to $28.0 million in 1997 and $42.3 million in 1996, and 1995.

     During 1996 and 1995, the Company purchased meat and other food products costing $8.6 million and $12.2 million respectively, from PTF, a wholly-owned subsidiary of Denny's Holdings, Inc. prior to its sale in September 1996. Denny's Holdings, Inc. is a wholly-owned subsidiary of Flagstar.

     Flagstar Systems, Inc. ("FSI"), an affiliated company, provides certain general and administrative support for the restaurant companies including rental of the corporate offices and maintaining their general accounting records. Such costs are allocated between FEI and Quincy's Restaurants, Inc. based primarily on the total revenues of the two companies. Such corporate charges allocated to FEI were $7.2 million $9.4 million and $12.5 million for the years ended December 31, 1997 1996, and 1995 respectively. FSI's method of allocating these expenses is not the only reasonable method and other reasonable methods of allocation might produce different results.

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

NOTE 13. SUBSEQUENT EVENTS

  FCI Financial Restructuring

     On January 7, 1998, FCI and Flagstar emerged from proceedings under Chapter 11 of Title 11 of the Bankruptcy Code pursuant to FCI and Flagstar's Amended Joint Plan of Reorganization (the "Plan") dated as of November 7, 1997. FCI's operating subsidiaries, including the Company, did not file bankruptcy petitions and were not parties to the above mentioned Chapter 11 proceedings.

     Material features of the Plan as it became effective as of January 7, 1998, are as follows:

          (a) On the Effective Date, Flagstar merged with and into FCI, the surviving corporation, and FCI changed its name to Advantica Restaurant Group, Inc. As a result of the merger of Flagstar into FCI, the $150.0 million note payable from Flagstar to FCI was extinguished; (b) The following securities of FCI and Flagstar were canceled, extinguished and retired as of the Effective Date: (i) Flagstar's 10 7/8% Senior Notes due 2002 and 10 3/4% Senior Notes due 2001, (ii) Flagstar's 11.25% Senior Subordinated Debentures due 2004 and 11 3/8% Senior Subordinated Debentures due 2003, (iii) Flagstar's 10% Convertible Junior Subordinated Debentures due 2014, (iv) FCI's $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock, and (v) FCI's Old Common Stock;

          (b) Advantica had 100.0 million authorized shares of Common Stock (of which 40.0 million were issued and outstanding on the Effective Date) and
     25.0 million authorized shares of preferred stock (none of which are currently outstanding). Pursuant to the Plan of Reorganization, ten percent of the number of shares of Common Stock issued and outstanding on the Effective Date, on a fully diluted basis, is reserved for issuance under a new management stock option program. Additionally, 4.0 million shares of Common Stock are reserved for issuance upon the exercise of new warrants expiring January 7, 2005 that were issued and outstanding on the Effective Date and entitle the holders thereof to purchase in the aggregate 4.0 million shares of Common Stock at an exercise price of $14.60 per share (the "Warrants");

          (c) Each holder of the Old Senior Notes received such holder's pro rata portion of 100.0% of Advantica's 11 1/4% Senior Notes due 2008 (the "New Senior Notes") in exchange for 100.0% of the principal amount of such holders' Old Senior Notes and accrued interest through the Effective Date;

          (d) Each holder of the Senior Subordinated Debentures received each holder's pro rata portion of shares of Common Stock equivalent to 95.5% of the Common Stock issued on the Effective Date;

          (e) Each holder of the 10% Convertible Debentures received such holder's pro rata portion of (i) shares of Common Stock equivalent to 4.5% of the Common Stock issued on the Effective Date and (ii) 100.0% of the Warrants issued on the Effective Date; and

          (f) Advantica refinanced its prior credit facilities by entering the Credit Facility (see Note 11).

     In conjunction with the extinguishment of the $150.0 million note payable from Flagstar to FCI, the Senior Subordinated Debentures and the 10% Convertible Debentures, the portion of the Company's notes payable to SHI that paralleled such debt was extinguished, resulting in an extraordinary gain of $132.7 million. The remaining notes payable to SHI, which parallel the Old Senior Notes, were restated to reflect the cancellation of the Old Senior Notes and the allocation of the New Senior Notes to Advantica's operating subsidiaries. The allocation is based primarily on each operating subsidiaries relative reorganization values at January 7, 1998. The restated note payable to SHI is structured so that the payment and interest terms parallel Advantica's payment terms under the New Senior Notes.

CHANGE IN OWNERSHIP

     On February 18, 1998, Advantica entered into a definitive agreement with CKE Restaurants, Inc. ("CKE"), the parent company of HFS, for the sale of stock of the Company. The sale was consummated on

                   FLAGSTAR ENTERPRISES, INC. AND SUBSIDIARY

April 1, 1998. As contemplated by such agreement, Advantica received $380.8 million in cash (subject to certain adjustments) in exchange for all of the outstanding stock of the Company. In addition, CKE assumed the Company's capital leases. The definitive agreement with CKE includes a covenant not to compete which expires on the second anniversary of the closing date of the sale. In general, the covenant requires that Advantica not engage, directly or indirectly, in the quick-service hamburger restaurant business in certain designated market areas. A portion of the proceeds (together with amounts already on deposit) was applied to in-substance defease the Company's 10.25% Guaranteed Secured Bonds due 2000 which were not assumed by CKE. Such Bonds had a book value of $113.8 million plus accrued interest of $2.6 million at April 1, 1998. The Bonds were collateralized by certain assets of the Company. Advantica replaced such collateral by purchasing United States Government Securities and AAA rated corporate debt instruments and depositing them with the collateral agent with respect to such Bonds to satisfy principal and interest payments under such Bonds through the stated maturity date in the year 2000. A portion of the proceeds was also used to in-substance defease the 10.25% Guaranteed Secured Bonds due 2000 of Quincy's Restaurants, Inc. which is also a wholly-owned subsidiary of Advantica.

NOTE 14. SUPPLEMENTAL INFORMATION -- (UNAUDITED)

     The following results of operations for the three years ended December 31, 1997, 1996, and 1995 represent the continuing operations of the 557 FEI Hardee's restaurants open and operating as of December 31, 1997.

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
OPERATING REVENUE..................................  $537,339    $564,869    $624,155
OPERATING COSTS AND EXPENSES:
  Restaurant operations:
     Food and packaging............................   176,318     186,515     204,764
     Payroll and other employee benefits...........   173,728     182,154     208,754
     Occupancy and other operating expenses........   107,035      92,619     100,479
     Royalties.....................................    17,741      18,462      20,345
                                                     --------    --------    --------
                                                      474,822     479,750     534,342
  Advertising expenses.............................    20,474      20,789      23,138
  General and administrative expenses..............    28,866      23,818      29,170
                                                     --------    --------    --------
          Total operating costs and expenses.......   524,162     524,357     586,650
OPERATING INCOME (LOSS)............................  $ 13,177    $ 40,512    $ 37,505
                                                     ========    ========    ========
Number of Units....................................       557         557         557
                                                     ========    ========    ========

                          HARDEE'S FOOD SYSTEMS, INC.

                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                              DECEMBER 31,    JULY 15,
                                                                  1996          1997
                                                              ------------    ---------
CURRENT ASSETS:
  Cash and cash equivalents.................................   $      --      $      --
  Receivables...............................................      22,277         16,158
  Federal and state income taxes receivable.................      11,237             --
  Inventories...............................................      10,906         10,621
  Prepaid expenses and other current assets.................       3,016          3,105
                                                               ---------      ---------
          Total current assets..............................      47,436         29,884
                                                               ---------      ---------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land......................................................      93,065         89,699
  Buildings, including improvements to leased properties....     388,757        397,356
  Equipment, vehicles and fixtures..........................     240,145        247,764
  Construction in progress..................................       1,722            949
  Leased property under capital leases......................      10,518         10,633
                                                               ---------      ---------
                                                                 734,207        746,401
  Less accumulated depreciation and amortization............    (336,883)      (349,976)
                                                               ---------      ---------
          Total property, plant and equipment, net..........     397,324        396,425
                                                               ---------      ---------
OTHER ASSETS:
  Notes receivable due after one year.......................      10,607         10,946
  Intangible assets.........................................         299            287
  Deferred charges..........................................         627            485
  Deferred income taxes.....................................      34,306         34,306
  Other.....................................................          21            758
                                                               ---------      ---------
          Total other assets................................      45,860         46,782
                                                               ---------      ---------
          TOTAL ASSETS......................................   $ 490,620      $ 473,091
                                                               =========      =========

            See Accompanying Notes to Combined Financial Statements.

                          HARDEE'S FOOD SYSTEMS, INC.

                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                      LIABILITIES AND SHAREHOLDER'S EQUITY

                                                              DECEMBER 31,    JULY 15,
                                                                  1996          1997
                                                              ------------    --------
CURRENT LIABILITIES:
  Bank overdrafts...........................................    $  5,359      $  7,874
  Short-term borrowings.....................................      10,000            --
  Trade accounts payable....................................      10,317        10,980
  Trade accounts payable -- inter-unit......................       5,851            --
  Other accounts payable and accrued expenses...............      75,956        59,331
  Deferred income...........................................       1,569            --
  Current maturities of long-term debt......................          46           207
  Current maturities of obligations under capital leases....         606           546
  Deferred income taxes.....................................       1,166         1,166
                                                                --------      --------
          Total current liabilities.........................     110,870        80,104
                                                                --------      --------
POSTRETIREMENT BENEFITS.....................................      20,440         4,860
                                                                --------      --------
ESTIMATED FUTURE COST OF EXCESS PROPERTIES..................      21,403        15,934
                                                                --------      --------
LONG-TERM DEBT TO PARENT AND AFFILIATES.....................          --            --
                                                                --------      --------
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES................       1,709         1,536
                                                                --------      --------
OBLIGATIONS UNDER CAPITAL LEASES, EXCLUDING CURRENT
  MATURITIES................................................       6,124         5,845
                                                                --------      --------
DEFERRED CREDITS -- OTHER...................................       6,018            --
                                                                --------      --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
  Common stock of no par value..............................          --            --
  Authorized 10,000,000 shares; 225 and 155 shares issued at stated value of $.50 per share in 1997 and 1996,
     respectively...........................................           1             1
  Additional paid-in capital................................     316,596       347,468
  (Accumulated deficit) Retained earnings...................       7,459        17,343
                                                                --------      --------
          Total shareholder's equity........................     324,056       364,812
                                                                --------      --------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................    $490,620      $473,091
                                                                ========      ========

            See Accompanying Notes to Combined Financial Statements.

                          HARDEE'S FOOD SYSTEMS, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              TWENTY-SIX    TWENTY-EIGHT
                                                              WEEKS ENDED   WEEKS ENDED
                                                               JUNE 30,       JULY 15,
                                                                 1996           1997
                                                              -----------   ------------
REVENUES:
  Company-operated restaurants..............................   $350,473       $348,885
  Franchised and licensed restaurants and other.............     48,474         50,870
                                                               --------       --------
          Total revenues....................................    398,947        399,755
                                                               --------       --------
OPERATING COSTS AND EXPENSES:
  Restaurant operations:
     Food and packaging.....................................    119,433        114,674
     Payroll and other employee benefits....................    131,186        127,213
     Occupancy and other operating expenses.................     88,068         79,823
                                                               --------       --------
                                                                338,687        321,710
     Franchised and licensed restaurants and other..........     18,760         17,940
     Advertising expenses...................................     20,582         19,989
     General and administrative expenses....................     34,038         33,076
                                                               --------       --------
          Total operating costs and expenses................    412,067        392,715
                                                               --------       --------
OPERATING INCOME (LOSS).....................................    (13,120)         7,040
INTEREST EXPENSE............................................      3,491          1,436
OTHER INCOME, NET...........................................     (4,754)        (4,280)
                                                               --------       --------
INCOME (LOSS) BEFORE INCOME TAXES...........................    (11,857)         9,884
INCOME TAX EXPENSE..........................................         --             --
                                                               --------       --------
NET INCOME (LOSS)...........................................   $(11,857)      $  9,884
                                                               ========       ========

            See Accompanying Notes to Combined Financial Statements.

                          HARDEE'S FOOD SYSTEMS, INC.

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                   THE TWENTY-EIGHT WEEKS ENDED JULY 15, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                1996        1997
                                                              --------    --------
COMMON STOCK AT BEGINNING AND END OF PERIOD.................  $      1    $      1
                                                              --------    --------
ADDITIONAL PAID-IN CAPITAL:
  Amount at beginning of period.............................   253,583     316,596
  Capital contributions.....................................    63,013      30,872
                                                              --------    --------
     Amount at end of period................................   316,596     347,468
                                                              --------    --------
RETAINED EARNINGS:
  Amount at beginning of period.............................    35,318       7,459
  Net income (loss).........................................   (27,859)      9,884
                                                              --------    --------
     Amount at end of period................................     7,459      17,343
                                                              --------    --------
          TOTAL SHAREHOLDER'S EQUITY........................  $324,056    $364,812
                                                              ========    ========

            See Accompanying Notes to Combined Financial Statements.

                          HARDEE'S FOOD SYSTEMS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              TWENTY-SIX    TWENTY-EIGHT
                                                              WEEKS ENDED   WEEKS ENDED
                                                               JUNE 30,       JULY 15,
                                                                 1996           1997
                                                              -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(11,857)      $  9,884
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
         Depreciation (including amortization of leased
           property under capital leases)...................     23,941         26,577
         Amortization of intangible assets..................        459            154
         Loss on disposition of property, plant and
           equipment........................................        861          3,456
         Provision (benefit) for (from) postretirement
           benefits.........................................      3,845        (15,580)
         Amortization of gain on sale of real estate........       (302)        (6,018)
         Provision (benefit) for (from) excess properties
           expense..........................................      5,955         (5,469)
         Provision for deferred income taxes................      7,965             --
         Provision for bad debts............................     10,612          2,590
         Changes in assets and liabilities:
           Receivables......................................    (12,680)         4,393
           Inventories......................................      2,354            285
           Prepaid expenses and other current assets........        310            (89)
           Trade accounts payable...........................      5,765         (5,188)
           Other accounts payable and accrued expenses......     (3,283)       (16,625)
           Federal and state income taxes...................      3,713         11,237
           Deferred income..................................     (1,390)        (1,569)
                                                               --------       --------
         Net cash provided by operating activities..........     36,268          8,038
                                                               --------       --------
CASH FLOWS PROVIDED BY (USED IN)
  INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................    (29,554)       (36,082)
  Proceeds from disposition of property, plant and
    equipment...............................................      5,233          7,287
  (Increase) decrease in intangibles and other assets.......        326           (737)
  Issuance of notes receivable..............................     (3,860)        (2,779)
  Collection on notes receivable and direct financing
    leases..................................................      1,476          1,237
                                                               --------       --------
         Net cash used in investing activities..............    (26,379)       (31,074)
                                                               --------       --------
CASH FLOWS PROVIDED BY (USED IN)
  FINANCING ACTIVITIES:
  Repayment of long-term debt...............................        (19)           (12)
  Proceeds from short-term borrowings.......................      3,000             --
  Repayment of short-term borrowings........................         --        (10,000)
  Repayment of notes payable to affiliates..................   (131,777)            --
  Bank overdrafts...........................................         --          2,515
  Repayment of obligations under capital leases.............       (365)          (339)
  Net transfers from parent.................................    110,908         30,872
                                                               --------       --------
         Net cash provided by (used in) financing
           activities.......................................    (18,253)        23,036
                                                               --------       --------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (8,364)            --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     26,112             --
                                                               --------       --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $ 17,748       $     --
                                                               ========       ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest (net of capitalized amount)....................   $    117       $    730
    Income taxes (net of refunds)...........................     16,132         13,626
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  In conjunction with the acquisition of restaurants from
    franchisees, the Company exchanged notes receivable in
    the amount of...........................................   $  1,773       $    339
  Exchange of accounts receivable for notes receivable......   $    377       $     --

            See Accompanying Notes to Combined Financial Statements.

                          HARDEE'S FOOD SYSTEMS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                FOR THE TWENTY-SIX WEEKS ENDED JUNE 30, 1996 AND
                   THE TWENTY-EIGHT WEEKS ENDED JULY 15, 1997
                                  (UNAUDITED)

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     The combined financial statements include the accounts of Hardee's Food Systems, Inc. (the "Company") a North Carolina Corporation and wholly-owned subsidiary of Imasco Holdings, Inc. ("Imasco Holdings"), a Delaware corporation. Imasco Holdings is a wholly-owned subsidiary of Imasco Limited, a Canadian Corporation.

     The accounts of Hardee's Food Systems, Inc. include the Restaurant and Equipment Divisions, however, they do not include the accounts of Fast Food Merchandisers, Inc. ("FFM") and MRO Mid-Atlantic, ("MRO") two directly owned subsidiaries.

     The common stock of Hardee's Food Systems, Inc. will be sold to CKE Restaurants, Inc. under a stock purchase agreement dated April 27, 1997 (See
Note 3). FFM and MRO will be spun off to Imasco Holdings or one of its affiliates.

     The Restaurant Division operates a system of approximately 3,200 company and franchise quick service restaurants under the Hardee's trademark in 37 states and 10 foreign countries. The Equipment Division is engaged in the business of selling equipment and small wares to Hardee's and other restaurant businesses.

NOTE 2 -- COMMITMENTS AND CONTINGENCIES

     On March 19, 1997, Flagstar Enterprises, Inc. ("Flagstar"), which operates approximately 557 Hardee's restaurants, commenced an arbitration proceeding against Hardee's pursuant to provisions of its license agreements. The Demand for Arbitration, which contains six claims, (i) alleges that Hardee's has breached certain contractual, fiduciary and statutory duties allegedly owed to Flagstar, (ii) seeks a declaration relieving Flagstar from its obligations under the post-termination covenants against competition contained in its license agreements, and (iii) seeks an award of monetary damages in excess of $500 million (subject to trebling pursuant to the statutory claim).

     Subsequent to the sale of the Company to CKE Restaurants, Inc. on July 15, 1997, CKE Restaurants, Inc. reached an agreement to purchase all of the outstanding capital stock of Flagstar (See Note 3). Upon closing of the purchase, the pending arbitration between Flagstar and the Company will be dismissed and terminated with general releases and no payments due from either party thereto.

     Failure to consummate the purchase of Flagstar would result in the continuation of the pending arbitration proceedings. Based on currently available information, the Company believes that these claims are without merit and intends, if necessary, to defend against them vigorously. Therefore, no estimate of any possible loss to the Company can be made at this time.

NOTE 3 -- SUBSEQUENT EVENTS

     On February 18, 1998, CKE agreed to acquire Flagstar from Advantica Restaurant Group, Inc. for a purchase price of $380.8 million, subject to adjustment.

     On July 15, 1997, the Company was sold to CKE Restaurants, Inc. ("CKE"). FFM, a wholly owned subsidiary of the Company engaged in the food processing and distribution business and MRO, are not included in the transaction. The purchase price of $327 million is subject to post-closing adjustments. Imasco and CKE have not reached agreement as to the post-closing adjustments. The maximum purchase price adjustment varies from an increase of approximately $8,000,000 to a decrease of approximately $10,000,000. The outcome of this disagreement is not presently determinable and is subject to arbitration.

                          HARDEE'S FOOD SYSTEMS, INC.

                FOR THE TWENTY-SIX WEEKS ENDED JUNE 30, 1996 AND
                   THE TWENTY-EIGHT WEEKS ENDED JULY 15, 1997
                                  (UNAUDITED)

NOTE 4 -- SUPPLEMENTAL INFORMATION

     The following results of operations for the twenty-six weeks ended June 30, 1996 and the twenty-eight weeks ended July 15, 1997 represent the continuing operations of Hardee's Food Systems, Inc. as discussed in Note 1. Included are the results for the 782 restaurants open and operating as of July 15, 1997, the franchising operations and the Equipment Division.

                                                               TWENTY-SIX    TWENTY-EIGHT
                                                              WEEKS ENDED    WEEKS ENDED
                                                                JUNE 30,       JULY 15,
                                                                  1996           1997
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
REVENUES:
  Company-operated restaurants..............................    $295,885       $346,481
  Franchised and licensed restaurants and other.............      48,474         50,870
                                                                --------       --------
          Total revenues....................................     344,359        397,351
                                                                --------       --------
OPERATING COSTS AND EXPENSES:
  Restaurant operations:
     Food and packaging.....................................     100,665        113,801
     Payroll and other employee benefits....................     108,428        125,924
     Occupancy and other operating expenses.................      68,503         78,909
                                                                --------       --------
                                                                 277,596        318,634
  Franchised and licensed restaurants and other.............      18,760         17,940
  Advertising expenses......................................      16,426         19,018
  General and administrative expenses.......................      34,038         33,076
                                                                --------       --------
          Total operating costs and expenses................     346,820        388,668
                                                                --------       --------
OPERATING INCOME (LOSS).....................................    $ (2,461)      $  8,683
                                                                ========       ========
Number of Units.............................................         727            782

     Total general, administrative and supervision expenses for each year have been included in operating results with no allocation to non-operating units.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------
23.1       Consent of DeLoitte & Touche, LLP
99A*       Press Release dated April 1, 1998

---------------
* Previously filed.